Exhibit (a)(1)(xii)

ADDENDUM TO

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR

RESTRICTED STOCK UNITS

Dated September 23, 2004

This Addendum amends and supplements the attached Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated September 3, 2004 (“Original Offer”) and related documents. We have included page references to the Original Offer indicating where information has been updated and superceded.

This offer by REMEC, Inc. (“REMEC”) to eligible persons to exchange unexercised options to purchase common stock of REMEC with exercise prices greater than or equal to $15.00 per share for restricted stock units that will represent the right to receive shares of REMEC common stock upon vesting (the “Offer”) will expire on October 25, 2004 (the “Expiration Date”) rather than on September 23, 2004 as stated in the Original Offer. (Pages i, ii, 3, 5, 11, 12 and 14)

REMEC will grant the restricted stock units promptly after the Expiration Date to eligible persons who elect to exchange their options in accordance with the terms and conditions of the Offer. (Pages i, 3 and 14)

Securities and Exchange Commission rules require the Offer election period to be at least 20 business days (where “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time). (Page 11)

REMEC reserves the right to waive any of the conditions of the Offer, and in the event that REMEC does waive a condition, it will waive the condition for all option holders. (Page 13) Any act or omission to act by REMEC cannot be a condition affecting the closing of the Offer. (Page 15) Where a condition refers to an impairment of the benefits of the Offer to REMEC, an impairment includes a decrease in REMEC’s ability to incentivize employees to continue their employment with REMEC and a decrease in REMEC’s ability to decrease potential dilution to its shareholders. (Page 16) In the event REMEC waives any unsatisfied condition to closing, REMEC will extend the period of time during which the Offer is open if necessary to ensure that at least five business days remain in the Offer period after the date of the waiver. (Page 17)

Option holders who elect to exchange their options in the Offer have the right to withdraw tendered options after forty business days after the commencement of the Offer, currently November 18, 2004, if REMEC has not yet accepted for exchange the tendered options by November 18, 2004. (Page 13)

Please note that the discussion of material tax consequences is a summary of tax consequences that will apply to a majority of option holders but may not include specific tax consequences applicable to you in light of particular circumstances, if any, related to you. (Page 21).

REMEC reserves the right, in REMEC’s reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange only upon the occurrence of any of the events listed in Section 7 of the Original Offer, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. (Page 22)

In the event that REMEC extends the time period to elect to participate in the Offer, REMEC will announce the extension no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. (Page 23)

If REMEC materially changes the terms of the Offer or the information concerning the Offer, or if REMEC waives a material condition of the Offer, we will extend the Offer to the extent required by securities laws. The rules require that the minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, but generally the rules require that at least five business days remain in the Offer period after a material change. (Page 23)

REMEC has added its Form 10-Q for the quarter ended July 31, 2004 filed on September 9, 2004 in the documents incorporated by reference into the attached offering documents. (Pages 8, 9, 19, 24 and 25). However, documents that are filed with the Securities and Exchange Commission after the date hereof will not be automatically incorporated by reference into the offering documents. Instead if the information in the attached offering documents materially changes (including by the filing of a new document with the Securities and Exchange Commission), REMEC will update the offering documents and disseminate the new information to option holders in a manner reasonably calculated to inform option holders about the changes. (Page 24)

Please note that the statements contained in the attached offering documents are not forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are not subject to the safe harbor provisions created by these statutes. (Pages 24 and 25) In addition, REMEC is obligated to revise the attached offering documents to reflect any material changes in the information disseminated to option holders, including any material changes that relate to forward-looking statements. (Page 25)

Attached to this Addendum is an updated Election Form and form of Notice to Withdraw from the Offer. Please use the Election Form and form of Notice to Withdraw from the Offer attached to this Addendum if you decide to participate in the Offer or if you decide to withdraw from the Offer.

Please review this Addendum in conjunction with the Original Offer and other attached offering documents. Where disclosure in this Addendum conflicts with the disclosure in the Original Offer or other attached offering documents, the disclosure in this Addendum governs.

Should you have any questions about the Offer, this Addendum or any of the attached offering documents, please contact Bruce Elliott, Manager, Compensation and Benefits, telephone (858) 505-3166, or e-mail bruce.elliot@remec.com or Tim Jones, VP, Human Resources, telephone (858) 505-3595, or e-mail tim.jones@remec.com